                                                                     EXHIBIT 2.7

        THIS INSTRUMENT AND THE COMMON STOCK ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

                  CATAPULT COMMUNICATIONS INTERNATIONAL LIMITED

                    2% CONVERTIBLE SUBORDINATED NOTE DUE 2004

No. 1                                                           U.S. $10,000,000

               Catapult Communications International Limited, a company organized under the laws of Ireland (the "Company"), for value received, hereby promises to pay to Tekelec, a California corporation, the lesser of Ten Million U.S. Dollars ($10,00,000) or the outstanding principal balance hereof, on August 30, 2004 (the "Maturity Date"), and to pay interest thereon, at the rate of 2% per annum until the principal hereof is paid in full. Payment of interest and all other amounts payable in cash with respect to this Instrument shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company on or prior to the second Business Day immediately preceding the date on which the Company makes such payment, such payment may be made by U.S. Dollar check mailed to the address of the holder as such address appears in the Company security register (or to any address subsequently provided in writing by the holder to the Company for purposes of payment hereunder). This 2% Convertible Subordinated Note Due 2004 (this "Instrument") is being issued in connection with that certain Asset Purchase Agreement, dated as of July 15, 2002 (the "Purchase Agreement"), by and between Catapult Communications Corporation (the "Parent") and Tekelec. The Parent has guaranteed the obligations of the Company under this Instrument pursuant to that certain Subordinated Guaranty, dated as of July 15, 2002 (the "Guaranty"). Capitalized terms used and not otherwise defined herein, shall have the respective meanings given to those terms in Section 6 hereof.

        1. PAYMENT TERMS.

               (a) On the Maturity Date and upon the surrender of this Instrument to the Company, at c/o Catapult Communications Corporation, 160 South Whisman Road, Mountain View, CA 94041, Attention Chief Operating Officer (or such other office within the United States as shall be designated by the Company to the holder hereof) (the "Designated Office"), the Company shall pay the outstanding principal balance of this Instrument, in any combination of the following: (A) U.S. Dollars and/or (B) Common Stock, provided that each share of Common Stock (as hereinafter defined) transferred to the holder of this Instrument in lieu of a cash payment pursuant to this provision shall be valued at the AVWAP times 0.825, together with all accrued and unpaid interest thereon, in U.S. Dollars.

               (b) At any time, the Company may elect to pre-pay outstanding principal amounts due hereunder by setting-off, in accordance with the terms of the Purchase Agreement, Indemnification Set-Off Amounts (as such term is defined in the Purchase Agreement) due the Parent pursuant to the Purchase Agreement against the outstanding principal payment obligations due hereunder. The Company shall give to the holder of this Instrument written notice of the application of any such Indemnification Set-Off Amount within three Business Days after the date thereof. Any Indemnification Set-Off Amounts set-off against principal obligations under this Instrument shall be applied dollar for dollar in satisfaction of such principal obligations, without penalty or premium.

               (c) Interest shall be computed based on the actual number of days elapsed.

               (d) Except as expressly provided in Section 1(b) herein, the Company shall not have any right to prepay any amounts owed hereunder to the holder of this Instrument.

        2. CONVERSION.

               (a) (1) Provided that there are no unresolved claims for losses incurred by the Parent pursuant to the indemnification provisions of Section 8 of the Purchase Agreement, the holder of this Instrument is entitled at any time after August 30, 2003 and from time to time before the close of business on the Maturity Date, to convert the principal amount of this Instrument (or any portion of the principal amount hereof that is an integral multiple of $1,000), into fully paid and nonassessable Common Stock (calculated as to each conversion to the nearest 1/100 of a share) of the Parent at the rate of 62.50 shares of Common Stock for each $1,000 principal amount of Instrument (or at the then current adjusted rate if an adjustment has been made as provided below) (the "Conversion Rate") by surrender of this Instrument, duly endorsed or assigned to the Company or in blank to the Company at the Designated Office, accompanied by written notice to the Company, in the form attached hereto, that the holder hereof elects to convert this Instrument (or if less than the entire principal amount hereof is to be converted, specifying the portion hereof to be converted). If the holder elects to exercise its conversion right hereunder, then the Company shall, within five (5) Business Days after receipt of written notice of such election, deliver or cause to be delivered to the holder at the address specified by the holder to the Company in the conversion notice a certificate or certificates for the Common Stock issued upon such conversion and any replacement Instrument issued as a result of any partial conversion of this Instrument.

                   (2) Upon surrender of this Instrument for conversion, the holder will be entitled to payment in cash within three (3) Business Days thereafter of the interest accrued on the principal amount of this Instrument then being converted and unpaid to such date of conversion (a "Company Conversion Date").

                   (3) Subject to Section 2(b) below, no payment or adjustment is to be made on conversion for dividends on the Common Stock issued on conversion hereof. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest, the Company shall pay a cash adjustment, computed on the basis of the Closing Price of the Common Stock on the Trading Day immediately prior to the Company Conversion Date, or, at its option, the Company shall round up to the next higher whole share.

                   (4) In the event that the conversion of this Instrument into shares of Common Stock would require the Parent and the holder of this Instrument to file notification and report forms with the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "DOJ") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), then (i) the holder of this Instrument shall, and the Company shall cause the Parent to use best efforts to complete all applicable filings and provide all necessary information as required pursuant to the HSR Act, and (ii) the holder of this Instrument and the Company agree that such conversion of this Instrument into shares of Common Stock shall not occur until such time as the required filings are made pursuant to the HSR Act and the required waiting period(s) have expired or early termination of the required waiting period(s) has been granted by the FTC or the DOJ. The Parent and the holder will each bear their own respective filing fees for any filings made pursuant to the HSR Act, and the Company shall cause the Parent to pay any such fees to be borne by it.

        The Company shall, if the holder so elects, and within the time period prescribed in Section 2(a)(1) hereof, deliver or cause to be delivered the Common Stock issuable upon conversion of this Instrument to any third party or parties designated by the holder, subject to compliance with Sections 2(f), 8(d) and 8(f) hereof.

               (b) The Conversion Rate will be subject to adjustments from time to time as follows:

                   (1) In case the Parent shall pay or make a dividend or other distribution on Common Stock of the Parent payable in Common Stock, the Conversion Rate in effect at the opening of business on the day following the Determination Date (as hereinafter defined) for such dividend or other distribution shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date and the denominator shall be the sum of such number of shares of Common Stock and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such Determination Date. For the purposes of this paragraph (1), the number of shares of Common Stock at any time outstanding shall not include Common Stock held in the treasury of the Parent but shall include Common Stock issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Parent will not pay any dividend or make any distribution on Common Stock held in the treasury of the Parent.

                   (2) In case the Parent shall issue rights, options or warrants to all holders of its Common Stock entitling them to subscribe for or purchase Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (7) of this Section 2(b)) of the Common Stock on the Determination Date for such distribution, the Conversion Rate in effect at the opening of business on the day following such Determination Date shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock outstanding at the close of business on such Determination Date plus the number of shares of Common Stock so offered for subscription or purchase, such increase to become effective immediately after the opening of business on the day following such Determination Date. For the purposes of this paragraph (2), the number of shares of Common Stock at any time outstanding shall not include Common Stock held in the treasury of the Parent but shall include Common Stock issuable in respect of scrip certificates issued in lieu of fractions of Common Stock. The Parent will not issue any rights, options or warrants in respect of Common Stock held in the treasury of the Parent. Upon the expiration of any right, option or warrant to purchase Common Stock the issuance of which resulted in an adjustment to the Conversion Rate pursuant to this paragraph (2) of
Section 2(b), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Rate shall immediately upon such expiration be recomputed to the Conversion Rate which would have been in effect had the adjustment of the Conversion Rate made upon the issuance of such right, option or warrant been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such right, option and warrant actually exercised.

                   (3) In case outstanding Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                   (4) In case the Parent shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, or other property (including securities, but excluding (i) any rights, options or warrants referred to in paragraph (2) of this Section 2(b), (ii) any dividend or distribution paid exclusively in cash, (iii) any dividend or distribution referred to in paragraph (1) of this
Section 2(b) and (iv) any merger or consolidation to which Section 2(h) applies (the "Distributed Property"), the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the Determination Date for such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in paragraph (7) of this Section 2(b)) of the Common Stock on such Determination Date less the then fair market value (as determined in good faith by the Board of Directors of the Parent in accordance with the provisions of this paragraph 4 of Section 2(b)) of the portion of the assets, shares or evidences of indebtedness so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such Determination Date; provided, however, that if the Distributed Property consists of shares of capital stock of a Subsidiary, the Parent may, at its option and in lieu of the foregoing adjustment to the Conversion Rate, elect to make adequate provision so that the holder of this Instrument shall have the right to receive upon conversion the amount of such shares of capital stock that such holder of this Instrument would have received if such holder of this Instrument had converted such Instrument on the record date. If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph (4) by reference to the actual or when issued trading market for any securities constituting such distribution, it must in doing so consider the prices in such market over the same period used in computing the current market price per share pursuant to paragraph (7) of this Section 2(b).

        In the event the Parent implements a stockholder's rights plan (a "Rights Plan"), upon conversion of this Instrument into Common Stock, to the extent that the Rights Plan is still in effect upon such conversion, the holder of this Instrument will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan. Any distribution of rights or warrants pursuant to the Rights Plan in compliance with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 2(b).

        Rights or warrants distributed by the Parent to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Parent's capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events ("Trigger Event"): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 2(b) (and no adjustment to the Conversion Rate under this Section 2(b) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 2(b). If any such right or warrant, including any such existing rights or warrants distributed prior to the original issue date of this Instrument, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this section was made, (x) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and
(y) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

                   (5) In case the Parent shall, by dividend or otherwise, distribute to all holders of its Common Stock cash (excluding any cash that is distributed as part of a distribution

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referred to in paragraph (4) of Section 2(b)) in an aggregate amount that, combined with (I) the aggregate amount of any other cash distributions to all holders of its Common Stock made exclusively in cash within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this paragraph (5) of Section 2(b) has been made and (II) the aggregate of any cash plus the fair market value (as determined by the Parent's Board of Directors, whose determination shall be conclusive and described in a board resolution) of consideration payable in respect of any tender offer by the Parent or any of its subsidiaries for all or any portion of the Common Stock concluded within the twelve (12) months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to paragraph (6) of Section 2(b) has been made (the "combined cash and tender amount"), exceeds ten percent (10%) of the product of the current market price per share of the Common Stock (determined as provided in paragraph (7) of this Section 2(b)) on the date for the determination of holders of shares of Common Stock entitled to receive such distribution times the number of shares of Common Stock outstanding on such date (the "aggregate current market price"), then, and in each such case, immediately after the close of business on such date for determination, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the stockholders entitled to receive such distribution by a fraction (i) the numerator of which shall be equal to the current market price per share of the Common Stock on the date fixed for such determination less an amount equal to the quotient of (x) the excess of such combined cash and tender amount over ten percent (10%) of such aggregate current market price divided by (y) the number of shares of Common Stock outstanding on such date for determination and (ii) the denominator of which shall be equal to the current market price per share of the Common Stock on such date for determination.

                   (6) In case of a tender offer made by the Parent or any Subsidiary of the Parent for all or any portion of the Common Stock shall expire and such tender offer or exchange (as amended upon the expiration thereof) shall require the payment to stockholders (based on the acceptance (up to any maximum specified in the terms of the tender offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined by the Parent's Board of Directors, whose determination shall be conclusive and described in a board resolution), that combined together with (I) the aggregate of the cash plus the fair market value (as determined by the Parent's Board of Directors, whose determination shall be conclusive and described in a board resolution), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer by the Parent or any Subsidiary of the Parent for all or any portion of the Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to this paragraph
(6) of Section 2(b) has been made and (II) the aggregate amount of any cash distributions to all holders of the Parent's Common Stock within twelve (12) months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to paragraph (5) of Section 2(b) has been made (the "combined tender and cash amount") exceeds ten percent (10%) of the product of the current market price per share of the Common Stock (determined as provided in paragraph (7) of this Section 2(b)) as of the last time (the "Expiration Time") tenders or exchange could have been made pursuant to such tender or exchange offer (as it may be amended) times the number of shares of Common Stock outstanding (including any tendered or exchange shares) as of the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be adjusted so that the same shall equal the rate determined by dividing the Conversion Rate immediately prior to close of business on the date of the Expiration Time by a fraction (i) the numerator of which shall be equal to (A) the product of (I) the current market price per share of Common Stock on the date of the Expiration Time multiplied by (II) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the date of the Expiration Time less (B) the combined tender and cash amount, and (ii) the denominator of which shall be equal to the product of (A) the current market price per share of the Common Stock as of the Expiration Time multiplied by (B) the number of shares of Common Stock outstanding (including any tendered or exchanged shares) as of the Expiration Time less the number of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to and any such maximum, being referred to as the "Purchased Shares").

                   (7) For the purpose of any computation under paragraphs (2),
(4), (5) or (6) of this Section 2(b), the current market price per share of Common Stock on any date shall be calculated by the Parent and be deemed to be the average of the daily Closing Prices for the ten (10) consecutive Trading Days before the earlier of (i) the day in question and (ii) the day before the "ex" date with respect to the issuance or distribution requiring such computation or, if such Closing Prices are not available, then such current market price shall be deemed to be such value as is determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive and described in a board resolution. For purposes of this paragraph, the term "ex date", when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way in the applicable securities market or on the applicable securities exchange without the right to receive such issuance or distribution.

                   (8) No adjustment in the Conversion Rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (8)) would require an increase or decrease of at least one percent (1%) in such rate; provided, however, that any adjustments which by reason of this paragraph (8) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                   (9) The Company may make such increases in the Conversion Rate, for the remaining term of this Instrument or any shorter term, in addition to those required by paragraphs (1), (2), (3), (4), (5) and (6) of this Section 2(b) as it considers to be advisable in order to avoid or diminish any income tax to any holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

               (c) Whenever the Conversion Rate is adjusted as provided in
Section 2(b), the Company shall or shall cause the Parent to compute the adjusted Conversion Rate in accordance with Section 2(b) and shall promptly prepare a certificate which will be signed by the chief financial officer of the Parent setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and the Company shall or shall cause the Parent, within 15 Business Days following such adjustment, to deliver such certificate to the holder of this Instrument.

               (d) In case:

                   (1) the Parent shall declare a dividend or other distribution on its Common Stock that would require any adjustment pursuant to Section 2(b); or

                   (2) the Parent shall authorize the granting to the holders of its Common Stock of rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

                   (3) of any reclassification of the Common Stock of the Parent, or of any consolidation, merger or share exchange to which the Parent is a party and for which approval of any shareholders of the Parent is required, or of the conveyance, sale, transfer or lease of all or substantially all of the assets of the Parent; or

                   (4) of the voluntary or involuntary dissolution, liquidation or winding up of the Parent; or

                   (5) the Parent or any Subsidiary shall commence a tender offer for all or a portion of the Parent's outstanding Common Stock (or shall amend any such tender offer);

then the Company shall or shall cause the Parent to deliver to the holder of this Instrument, at least twenty (20) days (or ten (10) days in any case specified in clause (1) or (2) above) prior to the applicable record, expiration or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, options or warrants are to be determined, (y) the date on which the right to make tenders under such tender offer expires or (z) the date on which such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, conveyance, transfer, sale, lease, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (1) through (5) of this Section 2(d).

               (e) The Company shall cause the Parent at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of this Instrument, the full number of shares of Common Stock then issuable upon the conversion of this Instrument, without regard to any limitations on conversion.

               (f) Except as provided in the next sentence, the Company will pay any and all taxes and duties that may be payable in respect of the issue or delivery of Common Stock on conversion of the Instrument. The Company shall not, however, be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than that of the holder of this Instrument, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax or duty, or has established to the satisfaction of the Company that such tax or duty has been paid.

               (g) The Company shall cause, and shall ensure that Parent causes, all Common Stock which may be delivered upon conversion of this Instrument, upon such delivery, to have been duly authorized and validly issued and will be fully paid and nonassessable (and shall be issued out of the Parent's authorized but unissued shares of Common Stock) and, except as provided in Section 2(f), the Company will pay all taxes, liens and charges with respect to the issue thereof.

               (h) In case of any recapitalization or reclassification of the Common Stock (other than a change in par value, or as a result of a subdivision or combination covered by paragraph (3) of Section 2(b)), or any consolidation of the Parent with any other Person, any merger of the Parent into another Person or of another Person into the Parent (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock), or any conveyance, sale, transfer or lease of all or substantially all of the properties and assets of the Parent (collectively, a "Capital Reorganization"), the Parent or the Person formed by such Capital Reorganization, as the case may be, shall execute and deliver to the holder of this Instrument a supplemental agreement providing that such holder has the right thereafter, during the period this Instrument shall be convertible as specified in Section 2(a), to convert this Instrument only into the kind and amount of securities, cash and other property receivable upon such Capital Reorganization by a holder of the number of shares of Common Stock of the Parent into which this Instrument might have been converted immediately prior to such Capital Reorganization, assuming such holder of Common Stock of the Parent (i) is not a Person with which the Parent consolidated, into which the Parent merged or which merged into the Parent or to which any conveyance, sale, transfer or lease was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Capital Reorganization (provided that if the kind or amount of securities, cash and other property receivable upon such Capital Reorganization is not the same for each share of Common Stock of the Parent held immediately prior to such Capital Reorganization by others than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-electing Share"), then for the purpose of this Section 2(h) the kind and amount of securities, cash and other property receivable upon such Capital Reorganization by the holders of each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be equivalent to the adjustments provided for in this Section
2. The above provisions of this Section 2(h) shall similarly apply to successive Capital Reorganizations. If this Section 2(h) applies to any event or occurrence, then the other provisions of Section 2(b) shall not apply.

               (i) The Company will cause the Parent to take all necessary actions to list the Common Stock required to be issued and delivered upon conversion of this Instrument, on each national securities exchange on which outstanding Common Stock of the Parent is listed or quoted, or if the Common Stock is not then listed on any securities exchange, to qualify the Common Stock for quotation on the Nasdaq National Market or such other inter-dealer quotation system, if any, on which the Common Stock is then quoted. The Company represents and warrants that, as of the date hereof, the Common Stock is qualified for quotation on the Nasdaq National Market.

        3. EVENTS OF DEFAULT.

               (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                   (1) default in the payment of principal on this Instrument when due on the Maturity Date or on any Repurchase Date; or

                   (2) default in the payment of any interest on this Instrument when it becomes due and payable, including without limitation on any Repurchase Date; or

                   (3) default in the performance, or breach, of any other covenant of the Company (other than a covenant the default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and, in the case only of defaults and breaches which are capable of being cured, continuance of such default or breach for a period of 40 days after there has been given, by registered or certified mail, to the Company by the holder of this Instrument a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

                   (4) commencement of an involuntary case, petition or other proceeding against the Company or Parent seeking liquidation, receivership, examinership, reorganization, assignment, adjustment or composition of or in respect to the Company or Parent or other relief with respect to it or its debts under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, examiner, liquidator, custodian or other similar official of it or any substantial part of its assets, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 60 consecutive days or anything analogous thereto occurring in the case of the Company pursuant to the laws of the jurisdiction where the Company is incorporated and constituted; or

                   (5) the commencement by the Company or Parent of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or to be wound up, or the consent by the Company or Parent to the entry of a decree or order for relief in respect of the Company or Parent in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company or Parent, or the filing by either the Company or Parent of a petition or answer or consent seeking reorganization or similar relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, examiner, liquidator, assignee, trustee, sequestrator or other similar official of the Company or Parent or of any substantial part of the property of the Company or Parent, or the making by either the Company or Parent of an assignment for the benefit of creditors, or the admission by either the Company or Parent in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or Parent in furtherance of any such action or anything analogous thereto occurring in the case of the Company pursuant to the laws of the jurisdiction where the Company is incorporated and constituted; or

                   (6) the failure by the Company to duly observe or perform any of the covenants on the part of the Company in the Convertible Cash Note and, in the case only of defaults and breaches which are capable of being cured, continuance of such default or breach for a period of 40 days after there has been given to the Company by the holder of this Instrument a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under this Instrument; or

                   (7) the liquidation, examinership, winding up or dissolution of the Company or Parent and in the case of the Company, its receivership or examination.

               (b) If an Event of Default (other than an Event of Default specified in Sections 3(a)(4) or 3(a)(5)) occurs and is continuing, then in every such case the holder of this Instrument may declare the principal hereof to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal and all accrued interest thereon shall become immediately due and payable. If an Event of Default specified in Sections 3(a)(4) or 3(a)(5) occurs and is continuing with respect to the Company or Parent, the principal of, and accrued interest on, this Instrument shall ipso facto become immediately due and payable without any declaration or other act of the holders.

        4. CONSOLIDATION, MERGER, ETC.

               (a) The Company shall not (so far as it is able) consolidate with or merge into any other Person, or (so far as it is able) register the transfer of any shares in its share register with respect to any such consolidation or merger, or directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or, directly or indirectly, convey, transfer, sell or lease all or substantially all of its properties and assets to the Company, unless:

                   (1) in case the Company shall consolidate with or merge into another Person or convey, transfer, sell or lease all or substantially all of its properties and assets to any Person, the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or sale, or which leases, all or substantially all the properties and assets of the Company shall be a corporation, limited liability company, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, if other than the Company , by an agreement supplemental hereto, executed and delivered to the holder of this Instrument in form satisfactory to the holder, the due and punctual payment of the principal of and any interest on this Instrument and the performance or observance of every covenant of this Instrument on the part of the Company to be performed or observed, including the conversion rights provided herein;

                   (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

               (b) Upon any consolidation of the Company with, or merger of the Company into, any other Person, or transfer of a controlling interest in the Company, or any conveyance, transfer, sale or lease of all or substantially all of the properties and assets of the Company in accordance with Section 4(a), the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer, sale or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Instrument with the same effect as if such successor Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Instrument.

        5. SUBORDINATION.

               (a) The Company covenants and agrees, and the holder of this Instrument by its acceptance hereof likewise covenants and agrees, that this Instrument is subject to the provisions of this Section 5; and each Person holding this Instrument, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees to be bound by such provisions.

        The payment of the principal of, premium, if any, and interest on this Instrument shall, to the extent and in the manner hereinafter set forth, be subordinated to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, whether outstanding at the date of original issuance of this Instrument or thereafter incurred or created.

        No provision of this Section 5 shall prevent the occurrence of any default or Event of Default under this Instrument.

               (b) Payments to Holders. No payment shall be made with respect to the principal of, or premium, if any, or interest on this Instrument, if:

                   (1) a default in the payment of principal, premium, if any, or interest or other payment due on Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "Payment Default"); or

                   (2) a default, other than a Payment Default, occurs and is continuing with respect to Designated Senior Indebtedness that then permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity and the holder of this Instrument and the Company receive a written notice of such default (a "Payment Blockage Notice") from a representative of Designated Senior Indebtedness or a holder of Designated Senior Indebtedness (a "Non-Payment Default") and each such period during which payments in respect of this Instrument are so prohibited is referred to as a "Payment Blockage Period."

        The Company may and shall resume payments on this Instrument in the case of a Payment Default, on the date upon which such default is cured or waived or ceases to exist. The Company may and shall resume payments on this Instrument, and the applicable Payment Blockage Period shall terminate, in the case of a Non-Payment Default, on the earliest to occur of the following dates: (w) the date upon which such Non-Payment Default is cured or waived or otherwise ceases to exist; (x) 179 days after the date of receipt by the holder of this Instrument of such Payment Blockage Notice (provided the Senior Indebtedness shall not theretofore have been accelerated and provided further, that upon the rescission (if any) of such acceleration, payments in respect of this Instrument shall resume as and to the extent set forth below); (y) the date on which the Senior Indebtedness shall have been discharged or paid in full; or (z) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the holder of this Instrument from the holder of Senior Indebtedness who delivered the Payment Blockage Notice or its representative, and after which, in the case of clauses (w) through (z), the Company shall resume making any and all required payments in respect of this Instrument, including any payments not made during the Payment Blockage Period.

        At any time (i) after the occurrence of a Payment Default and until the conditions described in the first sentence of the previous paragraph are satisfied, or (ii) after the receipt of a Payment Blockage Notice by the holder of this Instrument and the Company and until the termination of the Payment Blockage Period, the holder of this Instrument shall have no right to accelerate the maturity of the amounts due under this Instrument or otherwise demand payment thereof, enforce any claim with respect to the amounts due under this Instrument, institute or attempt to institute any bankruptcy or insolvency proceedings against the Company or the Company's property without the prior written consent of each holder of Senior Indebtedness, until the first to occur of (a) acceleration of the Senior Indebtedness; or (b) commencement of judicial enforcement of any rights or remedies under the documents evidencing the Senior Indebtedness of applicable law with respect to the Senior Indebtedness or the documents evidencing the Senior Indebtedness, or commencement of a proceeding of the nature described in Sections 3(a)(4) or 3(a)(5) above (each, an "Insolvency Proceeding"), except to the extent (but only to such extent) that the commencement of a legal action may be required to toll the running of any applicable statute of limitation.

        No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless at least 365 days shall have elapsed since the Company's receipt of the immediately prior Payment Blockage Notice. No default (whether or not such event of default is on the same issue of Designated Senior Indebtedness) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the holder of this Instrument shall be, or be made, the basis for a subsequent Payment Blockage Notice.

        If payment of this Instrument is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration.

        Notwithstanding the foregoing, in the event that the holder of this Instrument receives any payment or distribution of assets of the Company of any kind in contravention of any term of this Section 5, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before all Senior Indebtedness is paid in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall promptly be paid over or delivered to, the holders of Senior Indebtedness or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

        (c) Bankruptcy and Dissolution, Etc. Upon any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors or members upon any dissolution, winding-up, liquidation, reorganization, receivership, examinership or other proceeding of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, examinership, receivership or other proceedings, all amounts due or to become due upon all Senior Indebtedness shall first be paid in full, in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, before any payment is made on account of the principal or premium, if any, and interest on this Instrument; and upon any such dissolution, winding-up, liquidation or reorganization or bankruptcy, insolvency, receivership, examinership or other such proceedings, any payment by the Company, or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of this Instrument would be entitled, except for the provisions of this Section 5, shall (except as aforesaid) be paid by the Company or by any receiver, examiner, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holder of this Instrument if received by it, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders, or as otherwise required by law or a court order) or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Senior Indebtedness in full in cash or in such other form of payment as may be acceptable to the holders of Senior Indebtedness after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holder of this Instrument.

        Notwithstanding the foregoing, in the event that the holder of this Instrument receives any payment or distribution of assets of the Company of any kind in contravention of any term of this Instrument, whether in cash, property or securities, including, without limitation, by way of setoff or otherwise, before all Senior Indebtedness is paid in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, then such payment or distribution shall be held by the recipient or recipients in trust for the benefit of, and shall promptly be paid over or delivered to, the holders of Senior Indebtedness or their respective representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by the Company, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to make payment in full, in cash or such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of such Senior Indebtedness.

        For purposes of Section 5(b) hereof and this Section 5(c), the words "cash, property or securities" shall not be deemed to include shares of stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated (at least to the extent provided in this Section 5 with respect to this Instrument) to the payment of all Senior Indebtedness which may at the time be outstanding. The consolidation of the Company with, or the merger of the Company into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another corporation upon the terms and conditions provided for in Section 4 shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 5(c) if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions stated in Section 4.

               (d) Subrogation. Subject to the payment in full in cash, or in such other form of payment as may be acceptable to the holders of Senior Indebtedness, of all Senior Indebtedness, the rights of the holder of this Instrument shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 5 (equally and ratably with the holders of all indebtedness of the Company which by its express terms is subordinated to other indebtedness of the Company to substantially the same extent as this Instrument is subordinated and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until the principal of, and premium, if any, and interest on this Instrument shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the holder of this Instrument would be entitled except for the provisions of this Section 5, and no payment over pursuant to the provisions of this
Section 5, to or for the benefit of the holders of Senior Indebtedness by holders of this Instrument, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the holder of this Instrument, be deemed to be a payment by the Company to or on account of the Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the holder of this Instrument pursuant to the subrogation provisions of this Section 5, which would otherwise have been paid to the holders of Senior Indebtedness shall be deemed to be a payment by the Company to or for the account of this Instrument. It is understood that the provisions of this Section 5 are and are intended solely for the purposes of defining the relative rights of the holder of this Instrument, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

        Nothing contained in this Section 5 or elsewhere in this Instrument is intended to or shall impair, as among the Company, its creditors other than the holders of Senior Indebtedness, and the holder of this Instrument, the obligation of the Company, which is absolute and unconditional, to pay to the holder of this Instrument the principal of, and premium, if any, and interest on the Instrument as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holder of this Instrument and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Instrument from exercising all remedies otherwise permitted by applicable law upon default under this Instrument, subject to the rights, if any, under this Section 5 of the holders of Senior

Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

        Upon any payment or distribution of assets of the Company referred to in this Section 5, the holder of this Instrument shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation, reorganization, receivership or examinership proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the holder of this Instrument, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

               (e) Notice. The Company shall give prompt written notice to the holder of this Instrument of any fact known to the Company which would prohibit the making of any payment of monies due in respect of this Instrument pursuant to the provisions of this Section 5.

        The holder of this Instrument shall be entitled to rely on the delivery to it of a written notice by a Person representing itself to be a holder of Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Senior Indebtedness or a trustee on behalf of any such holder or holders. In the event that the holder of this Instrument determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 5, the holder of this Instrument may request such Person to furnish evidence to the reasonable satisfaction of the holder of this Instrument as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 5, and if such evidence is not furnished the holder of this Instrument may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

               (f) No Impairment of Subordination. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Instrument, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of the Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the holder of this Instrument, without incurring responsibility to the holder of this Instrument, and without impairing or releasing the subordination provided in this Instrument or the obligations of the holder of this Instrument to the holders of the Senior Indebtedness, do any one or more of the following: (a) change the manner, place, or terms of payment (including any change in the rate of interest) or extend the time of payment of, or renew, amend, modify, alter, or grant any waiver or release with respect to, or consent to any departure from, any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any

Senior Indebtedness; (b) sell, exchange, release, or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable under or in respect of the Senior Indebtedness; (d) fail or delay in the perfection of liens securing the Senior Indebtedness; (e) exercise or refrain from exercising any rights against Company and any other Person; or (f) amend, or grant any waiver or release with respect to, or consent to any departure from, any guarantee for all or any of the Senior Indebtedness.

               (g) Certain Conversions Deemed Payment. For the purposes of this
Section 5 only, (1) the issuance and delivery of junior securities in accordance with Section 1 or upon conversion of this Instrument in accordance with Section 2 shall not be deemed to constitute a payment or distribution on account of the principal of (or premium, if any) or interest on this Instrument or on account of the purchase or other acquisition of this Instrument, and (2) the payment, issuance or delivery of cash (including cash paid for fractional shares upon conversion of this Instrument in accordance with Section 2), property or securities (other than junior securities) upon conversion of this Instrument in accordance with Section 2 shall be deemed to constitute payment on account of the principal of this Instrument. For the purposes of this Section 5, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company which are subordinated in right of payment to all Senior Indebtedness which may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, this Instrument is so subordinated as provided in this Section 5. Nothing contained in this Section 5 or elsewhere in this Instrument is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the holder of this Instrument, the right, which is absolute and unconditional, of the holder of this Instrument to convert this Instrument in accordance with Section 2.

        6. DEFINITIONS. Unless otherwise defined in this Instrument, the following capitalized terms shall have the following respective meanings when used herein:

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Averaging Period" means the period of five consecutive Trading Days ending on the second Trading Day immediately prior to the Maturity Date.

        "AVWAP" means the arithmetic average of the daily volume weighted average prices for the Common Stock as reported by Bloomberg L.P. for each Trading Day in the Averaging Period.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which the banking institutions in the City of New York or San Francisco, California are authorized or obligated by law or executive order to close or be closed.

        "Closing Price" means, with respect to the Common Stock of the Parent, for any day, the reported last sale price per share on the Nasdaq National Market, or, if the Common Stock is not admitted to trading on the Nasdaq National Market, on the principal national securities exchange or inter-dealer quotation system on which the Common Stock is listed or admitted to trading, or if not admitted to trading on the Nasdaq National Market, or listed or admitted to trading on any national securities exchange or inter-dealer quotation system, the closing bid price per share in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Parent for that purpose.

        "Common Stock" means the Common Stock, par value $0.001 per share, of the Parent authorized at the date of this instrument as originally executed. Subject to the provisions of Section 2, shares issuable on conversion of this Instrument shall include only Common Stock or shares of any class or classes of common stock resulting from any reclassification or reclassifications thereof; provided, however, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of this Instrument shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

        "Convertible Cash Note" has the meaning given to such term in the Purchase Agreement.

        "Designated Senior Indebtedness" means the Company's obligations under any Senior Indebtedness with a principal amount in excess of Ten Million Dollars ($10,000,000) in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which the Company is a party) expressly provides that such Senior Indebtedness shall be "Designated Senior Indebtedness" for purposes of this Instrument (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Indebtedness to exercise the rights of Designated Senior Indebtedness).

        "Determination Date" means, in the case of a dividend or other distribution, including the issuance of rights, options or warrants, to shareholders, the date fixed for the determination of shareholders entitled to receive such dividend or other distribution and, in the case of a tender offer, the last time that tenders could have been made pursuant to such tender offer.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FTC" has the meaning given to the term in Section 2(a)(4).

        "Indebtedness" means, with respect to any Person:

               (a) All obligations, contingent or otherwise, of such Person (i) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by a note, debenture, bond or written instrument (including a purchase money obligation), (iii) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities

        (contingent or otherwise) under any lease or related document (including a purchase agreement) in connection with the lease of real property which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; or (iv) in respect of letters of credit (including reimbursement obligations with respect thereto), local guarantees or bankers' acceptances;

               (b) All obligations secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability;

               (c) To the extent not otherwise included, all obligations of such Person under interest rate and currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements;

               (d) All obligations of others of the type described in clauses
        (a), (b), or (c) above assumed by or guaranteed in any manner by such Person or in effect guaranteed by such Person through an agreement to purchase, contingent or otherwise (and the obligations of such Person under any such assumptions, guarantees or other such arrangements); and

               (e) All obligations, contingent or otherwise, of such Person under or in respect of any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kinds described in any of the preceding clauses (a),
        (b), (c) or (d).

        "Instrument" has the meaning given to such term in the first paragraph hereof and also refers to any Instrument executed and delivered by the Company upon partial conversion or in exchange or replacement of this Instrument pursuant to Sections 2 or 7(d) hereof.

        "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

        "Rights Plan" has the meaning given to such term in Section 2(b)(4).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Indebtedness" means, unless expressly subordinated to or made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) Indebtedness of the Company, or with respect to which the Company is a guarantor, to banks, commercial finance lenders, insurance companies, or other lending institutions regularly engaged in the business of lending money, which is for money borrowed, whether or not secured, (ii) Indebtedness of the Company secured by assets of the Company, or (iii) any such Indebtedness or any debentures, notes or other evidence of Indebtedness issued in exchange for such Indebtedness identified in clause (i) or (ii) of this sentence, in each case to the extent incurred on an arm's length basis with non-Affiliates of the Company.

        "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture, limited liability company or other association is at the time directly or indirectly owned and controlled by the Company, and (c) any other entity included in the financial statements of the Company on a consolidated basis.

        "Trading Day" means (i) if the Common Stock is admitted to trading on the Nasdaq National Market or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; (ii) if the Common Stock is listed or admitted for trading on the New York Stock Exchange or any other national securities exchange, a day on which such exchange is open for business; or (iii) if the Common Stock is not admitted to trading on the Nasdaq National Market or listed or admitted for trading on any national securities exchange or any other system of automated dissemination of quotation of securities prices, a day on which the Common Stock is traded regular way in the over-the-counter market and for which a closing bid and a closing asked price for the Common Stock are available.

        "U.S. Dollars" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

        7. RIGHT TO REQUIRE REPURCHASE.

               (a) In the event that a Change in Control (as hereinafter defined) shall occur, then the holder of this Instrument shall have the right, at such holder's option, to require the Company to repurchase, and upon the exercise of such right the Company shall repurchase, all or part of this Instrument (as provided hereinbelow) on the date (the "Repurchase Date") that is 20 Business Days (or such longer period as required by applicable law) after the date on which the Company gives notice of such Change of Control to the holder of this Instrument, at a purchase price equal to the Repurchase Price (as hereinafter defined). The Company agrees to give the holder of this Instrument notice, in the manner provided in Section 8(c), of any Change in Control, promptly and in any event within three (3) Business Days after the occurrence thereof.

               (b) To exercise a repurchase right, the holder shall deliver to the Company on or before the 5th Business Day prior to the Repurchase Date, together with this Instrument, written notice of the holder's exercise of such right, which notice shall set forth the name of the holder, the principal amount of this Instrument to be repurchased (and, if this Instrument is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and a statement that an election to exercise the repurchase right is being made thereby. Such written notice shall be irrevocable, except that the right of the holder to convert this Instrument (or the portion hereof with respect to which the repurchase right is being exercised) shall continue until the close of business on the Business Day prior to the Repurchase Date.

               (c) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall pay or cause to be paid to the holder the Repurchase Price in cash on the Repurchase Date in the manner set forth in the introductory paragraph to this Instrument.

               (d) If this Instrument is to be repurchased only in part, it shall be surrendered to the Company at the Designated Office (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company, duly executed by the holder hereof), and the Company shall execute and deliver to the holder, without service charge, a new Instrument containing terms and conditions identical to those contained herein and in a principal amount equal to and in exchange for the unrepurchased portion of the principal of this Instrument.

               (e) For purposes of this Section 7:

                   (1) the term "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission pursuant to the Exchange Act;

                   (2) a "Change in Control" shall be deemed to have occurred at the time, after the original issuance of this Instrument, of:

                       (i) the acquisition by any Person (including, for purposes of this Section 7, any group of two or more persons or entities acting together as contemplated by Section 14(d) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of the Company or the Parent entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Company or the Parent entitled to vote generally in the elections of directors (any shares of voting stock of which such Person is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage) other than any such acquisition by the Company or the Parent or any employee benefit plan of the Company or the Parent; or

                       (ii) any consolidation or merger of the Company or the Parent with or into, any other Person, any merger of another Person with or into the Company or the Parent, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the assets of the Company or the Parent to another Person (other than (a) any such transaction pursuant to which holders of capital stock of the Company (or if applicable, of the Parent) immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving Person immediately after such transaction and (b) any merger (x) which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Stock or (y) which is effected solely to change the jurisdiction of incorporation of the Company or the Parent and results in a reclassification, conversion or exchange of outstanding Common Stock into solely shares of common stock);

                       (iii) "Repurchase Price" means the sum of (a) 100% of the principal amount of this Instrument to be repurchased pursuant to this Section 7 and (b) accrued and unpaid interest on this Instrument to the date of payment.

        8. OTHER.

               (a) No provision of this Instrument shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest, on this Instrument at the times, places and rate, and in the coin or currency, herein prescribed or to cause the conversion of this Instrument as herein provided.

               (b) The Company will give prompt written notice to the holder of this Instrument of any change in the location of the Designated Office.

               (c) Any notice hereunder to the Company or to the holder of this Instrument shall be given in the manner set forth in Section 10.1 of the Purchase Agreement and shall be given to the Company in care of the Parent pursuant to such Section 10.1.

               (d) This Instrument and the Common Stock issuable upon conversion of this Instrument have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction. Neither this Instrument nor the Common Stock issuable upon conversion of this Instrument nor any interest or participation herein may be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of (a "Transfer") in the absence of such registration or unless such transaction is exempt from, or not subject to, registration. The holder by its acceptance of this Instrument or the Common Stock issuable upon conversion of this Instrument agrees that it shall not offer, sell, assign, transfer, pledge, encumber or otherwise dispose of this Instrument or any portion thereof or interest therein (other than with respect to a Transfer of the Common Stock issuable upon conversion of this Instrument
(i) pursuant to a registration statement that is effective at the time of such Transfer or (ii) pursuant to an exemption from the registration requirements of the Securities Act).

               (e) Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Instrument, and in the case of loss, theft or destruction, receipt of indemnity or security reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Instrument, if mutilated, the Company will deliver a new Instrument of like tenor and dated as of such cancellation, in lieu of such Instrument.

               (f) The holder represents that it is an "accredited investor" within the meaning of Rule 501 of the Securities Act. The holder has been advised that this Instrument has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless it is registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Subject to
Section 8(g), the holder is aware that the Company is under no obligation to effect any such registration or to file for or comply with any exemption from registration. The holder has not been formed solely for the purpose of making this investment and is acquiring the Instrument for its own account for investment, and not with a view to, or for resale in connection with, the distribution thereof.

               (g) The shares of Common Stock issuable upon conversion of this Instrument are subject to that certain Registration Rights Agreement, dated as of July 15, 2002, between the Parent and the holder of this Instrument.

               (h) The Company (i) will take all such actions as may be necessary or appropriate to cause the Parent to validly and legally issue and deliver fully paid and non-assessable shares of Common Stock upon conversion of this Instrument; and (ii) will not take any action and will cause the Parent not to take any action which results in any adjustment of the Conversion Rate, if after giving effect to such action, the total number of shares of Common Stock issuable after the conversion of all of the outstanding principal amount of this Instrument would exceed the total number of shares of Common Stock authorized by the Parent's certificate of incorporation and available for the purpose of issuance upon such conversion.

               (i) In the case of an Event of Default, the Company, to the extent permitted by law, waives presentment, demand, notice, protest and all other demands or notices in connection with the enforcement of this Instrument.

               (j) In case any one or more of the provisions contained in this Instrument shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Instrument, but this Instrument shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

               (k) No failure on the part of the holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the holder of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy or power hereby granted to the holder or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the holder from time to time.

               (l) Any provision of this Instrument may be amended, waived or modified upon the written consent of Company and the holder of this Instrument. The holder of this Instrument by its acceptance hereof acknowledges and agrees that the subordination provisions of this instrument are for the benefit of the holders of the Senior Indebtedness and that, accordingly, no provision of
Section 5 hereof may be amended or otherwise modified without the prior written consent of each holder of Senior Indebtedness at such time outstanding.

               (m) THIS INSTRUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

               (n) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INSTRUMENT MAY BE BROUGHT ONLY IN THE COURTS OF THE COUNTY OF LOS ANGELES, IN THE STATE OF CALIFORNIA OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND, EACH OF THE

COMPANY AND THE HOLDER OF THIS INSTRUMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY AND THE HOLDER OF THIS INSTRUMENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION. EACH OF THE COMPANY AND THE HOLDER OF THIS INSTRUMENT IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

               (o) The Company agrees to pay to the holder of this Instrument all expenses (including, without limitation, the reasonable fees and disbursements of counsel) incurred by the holder solely with respect to the enforcement of this Instrument and the collection of any and all amounts owed to the holder hereunder.

                  [Remainder of page intentionally left blank.]

        IN WITNESS WHEREOF, the Company has caused this Instrument to be duly executed as a deed.

        Dated: August 30, 2002


PRESENT when the Official Seal of                  /s/ Barbara Fairhurst
Catapult Communications International              -----------------------------
Limited was affixed hereto:                        BARBARA FAIRHURST, DIRECTOR

                                                   /s/ David Mayfield
                                                   -----------------------------
                                                   DAVID MAYFIELD, DIRECTOR



We Barbara Fairhurst and David Mayfield hereby certify that the official seal of CATAPULT COMMUNICATIONS INTERNATIONAL LIMITED has been affixed to this Instrument on August 30, 2002 at 160 South Whisman Road, Mountain View, California, United States of America.

/s/ Barbara Fairhurst                              /s/ David Mayfield
---------------------------                        -----------------------------
BARBARA FAIRHURST                                  DAVID MAYFIELD
Director                                           Director

                                CONVERSION NOTICE

        The undersigned holder of this Instrument hereby irrevocably exercises the option to convert this Instrument, or any portion of the principal amount hereof (which is an integral multiple of $1,000) below designated, into Common Stock in accordance with the terms of this Instrument, and directs that such shares, together with a check in payment for any fractional share and any Instrument representing any unconverted principal amount hereof, be delivered to and be registered in the name of the undersigned unless a different name has been indicated below. If Common Stock is to be registered in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

                                            Dated:
                                                  ---------------------
                                            TEKELEC

                                            By:
                                               ------------------------------
                                            Name:
                                            Title:

If shares are to be registered in the name of a Person other than the holder, please print such Person's name and address:


-------------------------
Name


-------------------------
Address


-------------------------
Social Instrument or other Taxpayer Identification Number, if any


If only a portion of the Instrument is to be converted, please indicate:

1. Principal amount to be converted: $___________

2. Principal amount of Instrument representing unconverted principal amount to be issued:

        Amount: $________